As filed with the Securities and Exchange Commission on January 31, 2001

                                                          File No. 333-54176

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            CABLETRON SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                   04-2797263
 (State or Other Jurisdiction                    (I.R.S. Employer
of Incorporation or Organization)               Identification No.)


                               35 INDUSTRIAL WAY
                         ROCHESTER, NEW HAMPSHIRE 03867
                                 (603) 332-9400
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                  ERIC JAEGER
                            EXECUTIVE VICE PRESIDENT
                            CABLETRON SYSTEMS, INC.
                               35 INDUSTRIAL WAY
                         ROCHESTER, NEW HAMPSHIRE 03867
                                 (603) 332-9400
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                With a copy to:

                              DAVID A. FINE, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                               BOSTON, MA  02110
                                 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

 ===================================================================================================
 Title of Shares      Amount To Be       Proposed Maximum       Proposed Maximum       Amount of
 To Be Registered      Registered         Offering Price       Aggregate Offering     Registration
                                            Per Share/1/            Price/1/             Fee 2
---------------------------------------------------------------------------------------------------

Common Stock,
$0.01 par value         90,000               $20.25                  $2,568,752             $456
===================================================================================================

/1/Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the high and low sale price of Cabletron Systems, Inc. Common Stock, par value $0.01, reported on the New York Stock Exchange Composite Transaction Tape on January 26, 2001.


2. The Registrant has previously paid $187 of such registration fee in connection with the filing of the original registration statement on January 23, 2001 for 40,000 shares, valued, in accordance with Rule 457(c), at $746,252.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                              SUBJECT TO COMPLETION

                             DATED JANUARY 31, 2001


                                   PROSPECTUS

                                  90,000 SHARES


                             CABLETRON SYSTEMS, INC.


                                  COMMON STOCK

     This prospectus relates to the offer and sale from time to time by Jeffrey Churchill, a former Cabletron employee, of a total of 90,000 shares of common stock of Cabletron Systems, Inc. These shares were obtained by the seller from Craig R. Benson, a director of Cabletron Systems, Inc, in a private transaction. Cabletron Systems, Inc. will not receive any of the proceeds from the sale of the shares by the seller.

     Cabletron Systems, Inc.'s common stock is listed on the New York Stock Exchange under the symbol "CS." On January 26, 2001, the last reported sale price of the common stock on the New York Stock Exchange Composite Tape was $21.00 per share.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this prospectus is __________, 2001.

                                  OUR COMPANY

     Founded in 1983, Cabletron Systems, Inc. ("the Company" or "Cabletron") develops, manufactures, markets, installs and supports flexible and scalable network access and communication equipment and software to Global 2000 enterprises, service providers and small businesses worldwide. Cabletron's products include standards-based Ethernet, Fast Ethernet, Token Ring, fiber distributed data interface asynchronous transfer mode and wide area networks networking solutions. The Company provides its leading edge business solutions to global customers for enterprise connectivity, service provider infrastructures, software and professional services by maintaining significant operations in the United States, Europe, the Pacific Rim and other industrialized areas of the world. Cabletron conducts its operations through four subsidiaries--Aprisma Management Technologies, Enterasys Networks, GlobalNetwork Technology Services and Riverstone Networks--to enable it to focus on the key high-growth areas of the communications marketplace, including infrastructure management, enterprise e-business, professional services and service providers.

     Cabletron is a Delaware corporation organized in 1988. The executive offices of Cabletron are located at 35 Industrial Way, Rochester, New Hampshire 03867, and its telephone number is (603) 332-9400. Its website is located at http://www.cabletron.com.

                            MARKETPRICE INFORMATION

     The following table sets forth the high and low sale prices for the Company's Common Stock as reported on the New York Stock Exchange (symbol - CS) during the last three fiscal years ended February 28. As of November 29, 2000, the Company had approximately 2,777 stockholders of record. The Company has paid no dividends on its Common Stock and anticipates it will continue to reinvest earnings to finance future growth.


                  Fiscal 2001                      High    Low
---------------------------------------------------------------
First quarter                                     $50.88  $19.00
----------------------------------------------------------------
Second quarter                                     37.44   21.00
----------------------------------------------------------------
Third quarter                                      37.44   19.00
----------------------------------------------------------------
Fourth quarter (through January 26, 2001)          19.25   11.25
----------------------------------------------------------------

                 Fiscal 2000                       High     Low
----------------------------------------------------------------
First quarter                                     $15.31  $ 7.25
----------------------------------------------------------------
Second quarter                                     16.81   11.94
----------------------------------------------------------------
Third quarter                                      24.38   14.81
----------------------------------------------------------------
Fourth quarter                                     49.00   22.00
----------------------------------------------------------------
                 Fiscal 1999                       High     Low
----------------------------------------------------------------
First quarter                                     $15.56  $12.50
----------------------------------------------------------------
Second quarter                                     14.31    6.63
----------------------------------------------------------------
Third quarter                                      15.31    6.63
----------------------------------------------------------------
Fourth quarter                                     14.38    7.69
----------------------------------------------------------------

                              PLAN OF DISTRIBUTION

     The Shares covered by this prospectus may be effected by the Selling Stockholders through broker-dealers from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), at market prices prevailing at the time of sale. Any such broker-dealer will be entitled to receive a negotiated commission per share on its sales of the Shares.

                         WHERE TO FIND MORE INFORMATION

     Cabletron files with the SEC, annual, quarterly and current reports, proxy statements and other information. You may read and copy reports, statements or other information filed by Cabletron at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of the SEC filings made by Cabletron also are available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

     Cabletron has filed a registration statement with the SEC with respect to the shares of common stock offered hereby. This prospectus is a part of that registration statement. However, as allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Cabletron to "incorporate by reference" into this document information contained in another document that it may have filed separately with the SEC and that is publicly available. The information so incorporated by reference is deemed to be part of this prospectus, except to the extent it has been superseded by information that appears in this prospectus. This prospectus incorporates by reference the documents set forth below that previously have been filed with the SEC. These documents contain important information about Cabletron and its finances.

         Cabletron
        SEC Filings
    (File No. 1-10228)                           Period
--------------------------------------------------------------------------------

Annual Report on Form 10-K           Fiscal year ended February 29, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-Q        Quarter ended June 3, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-Q        Quarter ended September 2, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-Q        Quarter ended December 2, 2000
--------------------------------------------------------------------------------
Current Report on Form 8-K           Filed September 11, 2000
--------------------------------------------------------------------------------
Current Report on Form 8-K/A         Filed on September 29, 2000
--------------------------------------------------------------------------------


     We are also incorporating by reference any additional documents that Cabletron may file with the SEC after the date of this Prospectus and completion of the sale of the shares offered hereby.

     You may obtain, without charge, copies of documents incorporated by reference in this document by requesting them in writing or by telephone from:

                                  Eric Jaeger
                            Executive Vice President
                            Cabletron Systems, Inc.
                               35 Industrial Way
                        Rochester, New Hampshire  03867
                                 (603) 332-9400


                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus have been passed upon by Ropes & Gray.

                                    EXPERTS

     The consolidated financial statements and schedules of Cabletron Systems, Inc. as of February 29, 2000 and February 28, 1999, and for each of the years in the three-year period ended February 29, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than the underwriting discount. All amounts, except the SEC registration fees, are estimated.

     SEC registration fee.................  $456.00
     Legal Fees...........................  $5,000.00
     Accounting Fees......................  $2,000.00
     Miscellaneous........................  $3,000.00

     Total................................  $10,456.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation, as amended, provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation, as amended, further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 16.  EXHIBITS

Exhibit Number    Description of Exhibit

5.1 Opinion of Ropes & Gray with respect to the validity of the securities (filed herewith).

23.1              Consent of KPMG LLP (filed herewith)

23.2              Consent of Ropes & Gray (included in Exhibit 5.1).

24.1              Power of Attorney (included on signature pages).

ITEM 17.  UNDERTAKINGS

          The Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (e) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, The State of New Hampshire, on this 31/st/ day of January, 2001.

                                    CABLETRON SYSTEMS, INC.

                               By: /s/ David J. Kirkpatrick
                                   ----------------------------------
                               Name: David J. Kirkpatrick
                               Title: Corporate Executive Vice President of
                                      Finance and Chief Financial Officer
                                      (Principal Financial Officer and
                                      Principal Accounting Officer)

                               POWER OF ATTORNEY

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints each of Eric Jaeger and David J. Kirkpatrick, each with full power of substitution, his true and lawful attorney-in-fact and agent with full power to him to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorney to any and all such amendments.


Signature                        Capacity                                              Date
---------                        --------                                              ----
/s/  Piyush Patel*               President, Chief Executive                            January 31, 2001
------------------------------   Officer, Chairman, and Director
Piyush Patel



/s/  David J. Kirkpatrick        Corporate Executive Vice President of Finance and     January 31, 2001
------------------------------   Chief Financial Officer (Principal Financial
David J. Kirkpatrick             Officer and Principal Accounting Officer)



/s/  Craig R. Benson*            Director                                              January 31, 2001
------------------------------
Craig R. Benson



/s/  James A. Davidson*          Director                                              January 31, 2001
------------------------------
James A. Davidson



/s/   Paul R. Duncan*            Director                                              January 31, 2001
------------------------------
Paul R. Duncan



/s/   Michael D. Myerow*         Secretary and Director                                January 31, 2001
------------------------------
Michael D. Myerow


*By: /s/ David J. Kirkpatrick
     -------------------------
     David J. Kirkpatrick
     Attorney-in-fact

                                  EXHIBIT INDEX



Number               Title of Exhibit
------               ----------------

   5.1               Opinion of Ropes & Gray (filed herewith).

   23.1              Consent of KPMG LLP (filed herewith).

   23.2              Consent of Ropes & Gray (included in Exhibit 5.1).

   24.1              Power of Attorney (included on signature pages).